Exhibit 99.1

For immediate release
Investor contact: Phil Iracane, 713-307-8770
Media contact: Janice Aston White, 713-307-8780

Endeavour acquires interest in UK development

Houston, December 8, 2005 – Endeavour International Corporation (AMEX:END) today announced that its subsidiary, Endeavour Energy UK Limited, has entered into a definitive agreement with Petro-Canada UK Limited to purchase an eight percent interest in the Enoch Field in the North Sea. The field is one of the first discoveries to be developed along the median line between the United Kingdom and Norway. Production from the project is expected to begin in the fourth quarter of 2006.

“This transaction is consistent with our strategy of building a balanced portfolio that funds our exploration activities,” said William L. Transier, co-chief executive officer. “The acquisition will provide our first production in the United Kingdom and positions us in an area where we hold an extensive seismic base from which to build our portfolio.”

Endeavour will pay Petro-Canada approximately $11.6 million at closing. The company’s net share of production is expected initially to be 1,300 barrels of oil equivalent per day. Proven plus probable reserves to be acquired in the transaction are estimated to be one million barrels of oil equivalent.

“The Enoch discovery is an excellent reservoir situated near existing production that will facilitate development,” added John N. Seitz, co-chief executive officer. “A rig has been secured to drill the production well beginning this summer, which will be tied back to the Brae Field that is nine miles northwest of the discovery.”

The Enoch Field is located in Block 16/13a of the United Kingdom Continental Shelf and Block 15/5 of the Norwegian Continental Shelf in water depth of about 370 feet. Endeavour’s interest is located on the UK side of the median line and will be subject to UK taxes.

Endeavour expects to close this transaction around year-end, subject to partner and regulatory approvals. Paladin Expro Limited is operator of the field with a 24 percent interest.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy resources in the North Sea. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as “probable” and “proven plus probable reserves,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-32212, and our subsequent filings available on our website at www.endeavourcorp.com. You can also obtain this form and our filings from the SEC website at www.sec.gov.